Exhibit 5.1

September 16, 2016

Tabula Rasa HealthCare, Inc.
228 Strawbridge Drive, Suite 100
Moorestown, NJ  08057

Re:	Tabula Rasa HealthCare, Inc., Registration Statement on Form S-1 (Registration No. 333-208857)

Ladies and Gentlemen:

We have acted as counsel to Tabula Rasa HealthCare, Inc., a Delaware corporation (the “Company”), in connection with its filing of the Registration Statement on Form S-1 referenced above (as amended prior to being declared effective, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”).  The Registration Statement relates to the proposed offering and sale of up to $74,175,000 of shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), including shares that may be purchased by the underwriters pursuant to an option to purchase additional shares of Common Stock (the “Shares”).  The number of Shares shall include all shares of Common Stock registered in connection with the offering contemplated by the Registration Statement, including any additional shares of Common Stock registered by the Company pursuant to Rule 462(b) under the Act.

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Company’s Certificate of Incorporation and Bylaws and such other documents, records and instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price thereof, at a price not less than the par value of the Common Stock and not less than a price per share at which the total number of Shares would exceed the total number of shares of Common Stock available

Morgan, Lewis & Bockius LLP

1701 Market Street
Philadelphia, PA 19103-2921	+1.215.963.5000
United States	+1.215.963.5001

under the Company’s Certificate of Incorporation, in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and any post-effective amendment to the Registration Statement, and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP